Exhibit 99.1

Natural Health Trends Announces First Quarter 2018 Preliminary Revenue Estimate

LOS ANGELES – April 12, 2018 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced its preliminary revenue estimate for the first quarter of 2018.

The Company estimates total revenue for the first quarter ended March 31, 2018 to be $52.4 million, representing a decrease of 13% compared to $59.9 million in the first quarter of 2017 and an increase of 14% compared to $46.1 million in the fourth quarter of 2017. The Company further estimates that its deferred revenue at March 31, 2018 was $4.1 million, compared to $4.5 million at December 31, 2017. At March 31, 2017, deferred revenue was $4.3 million, compared to $4.9 million at December 31, 2016.

“Our estimated total revenue for the first quarter of 2018 represented the second sequential quarterly increase since last September,” commented Chris Sharng, President of Natural Health Trends Corp. “In addition to our international Ambassador Academy in January which attracted over 5,500 members and guests, we believe that the enhancements we made to our commission plan to better incentivize up-and-coming members, coupled with successful marketing programs, predominately drove the sequential sales growth. We look forward to various productive incentive trips and targeted training programs in 2018 to drive further progress and growth.”

The Company expects to issue its complete first quarter 2018 financial results in early May. The revenue estimate is preliminary and has not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s first quarter 2018 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 27, 2018 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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